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                                         1933 Act Registration No. 33-39574
                                         1940 Act Registration No. 811-6254
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   Form N-1A
  REGISTRATION STATEMENT UNDER THE
  SECURITIES ACT OF 1993[ ]

  Pre-Effective Amendment No.___              [ ]


  Post-Effective Amendment No. 9             [X]


  and/or

  REGISTRATION STATEMENT UNDER THE                      [ ]
  INVESTMENT COMPANY ACT OF 1940

  Amendment No. 9                                       [X]
                     (Check appropriate box or boxes)

                              TRIUMPH FUNDS, INC.
              (exact name of Registrant as Specified in Charter)
                       1501 Reedsdale Street, Suite 3002
                        Pittsburgh, Pennsylvania 15223

(Address of Principal Executive Office)            (Zip Code)

      Registrant's Telephone Number, including Area Code: (412) 322-3300

                          Timothy Gabriel, President
                              Triumph Funds, Inc.
                             1501 Reedsdale Street
                                  Suite 3002
                             Pittsburgh, PA 15223
                    (Name and Address of Agent for Service)


Approximate Dated of Proposed Public Offering: Immediately upon effectiveness of the Post-Effective Amendment.


 It is proposed that this filing will become effective (check appropriate box)

  __ immediately upon filing pursuant to paragraph (b)

  __ on (date) pursuant to paragraph (b)


   x 60 days after filing pursuant to paragraph (a)(1)
  --


  __ on (date) pursuant to paragraph (a)(1)


    75 days after filing pursuant to paragraph (a)(2)
  --

  __ on (date) pursuant to paragraph (a)(2) of Rule 485

  If appropriate, check the following box:


      x this post-effective amendment designates a new effective date for a
     --
          previously filed post-effective amendment
Title of Securities Being Registered: Series A Common Stock Asset Allocation
Fund

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     This Post-Effective Amendment No. 9 to the Registrant's Registration
Statement is being filed to designate at new effective date for Post-Effective Amendment No. 8. The new effective date for Post-Effective Amendment No. 8 shall be 60 days from the date hereof or such earlier time as permitted by the Securities and Exchange Commission in accordance with its rules.



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                                 SIGNATURES


  Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh and the State of Pennsylvania on the 12th of March, 1998.


                                           Triumph Funds, Inc.


                                           By: /s/ Timothy Gabriel
                                               --------------------------
                                               President


  Pursuant to the requirement of the Securities Act of 1933, this amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

  Signature                      Title                Date
  ---------                      -----                ----


/s/ Timothy Gabriel         President                 March 12, 1998
--------------------------  (Principal Executive
    Timothy Gabriel         Officer) and Director

  /s/ Marlee B. Smith       Director                  March 12, 1998
--------------------------
      Marlee B. Smith

  /s/ Angelo M. Gabriel     Treasurer                 March 12, 1998
--------------------------  (Principal
      Angelo M. Gabriel     Accounting Officer)
                            and Director

  /s/ Peter Rostosky        Director                  March 12, 1998
--------------------------
     Peter Rostosky

  /s/ Saul Weitz            Director                  March 12, 1998
--------------------------
      Saul Weitz